Rule 424(b)(2)

Registration No. 333-276616

Pricing Supplement dated August 10, 2026

(To Prospectus dated January 19, 2024 and Prospectus Supplement dated January 22, 2024)

TOYOTA MOTOR CREDIT CORPORATION

Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the accompanying Prospectus Supplement shall have the meanings assigned to them in the accompanying Prospectus Supplement unless otherwise defined herein.

CUSIP: 89236TQG3

Principal Amount (in Specified Currency): $2,250,000,000. Toyota Motor Credit Corporation (“TMCC”) may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100.000%

Trade Date: August 10, 2026

Original Issue Date: August 13, 2026

Stated Maturity Date: August 13, 2027

Initial Interest Rate: The initial interest rate will be based on SOFR determined as of August 11, 2026, plus the Spread.

Interest Payment Dates: Each January 13, February 13, March 13, April 13, May 13, June 13, July 13, August 13, September 13, October 13, November 13 and December 13, beginning on September 13, 2026 and ending on the Stated Maturity Date.

Net Proceeds to Issuer: $2,247,975,000

Agents:

Mizuho Securities USA LLC (“Mizuho”)

Toyota Financial Services Securities USA Corporation (“TFSS USA”)

Mizuho’s Discount or Commission: 0.030%

Mizuho’s Capacity:

[ ] Agent

[X] Principal

TFSS USA’s Discount or Commission: 0.150%

TFSS USA’s Capacity:

[X] Agent

[ ] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:

[X] Regular Floating Rate Note

[ ] Inverse Floating Rate Note:

Fixed Interest Rate:

[ ] Floating Rate/Fixed Rate Note:

Fixed Interest Rate:

Fixed Rate Commencement Date:

[ ] Other Floating Rate Note (See attached Addendum)

Interest Rate Basis:

[ ] CMT Rate

[ ] Commercial Paper Rate

[ ] Compounded Daily SOFR

[ ] Compounded SOFR Index

[ ] Eleventh District Cost of Funds Rate

[ ] Federal Funds Rate

[ ] Federal Funds OIS Compound Rate

[ ] Prime Rate

[X] SOFR

[ ] Treasury Rate

[ ] Other (see attached Addendum)

If CMT:

Designated CMT Maturity Index:

Designated CMT Reuters Page:

[ ] FRBCMT

[ ] FEDCMT

If Treasury Rate:

Index Maturity:

Spread (+/-): +0.340%

Spread Multiplier: Not Applicable

Maximum Interest Rate: Not Applicable

Minimum Interest Rate: 0.000%

Initial Interest Reset Date: August 13, 2026

Interest Reset Dates: Each U.S. Government Securities Business Day in the relevant Interest Payment Calculation Period.

Interest Reset Period: Daily; each U.S. Government Securities Business Day

Interest Rate Reset Cutoff Date: Not Applicable

Interest Determination Date: The second U.S. Government Securities Business Day preceding the relevant Interest Reset Date.

Interest Payment Calculation Period: The period from and including one Interest Payment Date to but excluding the immediately following Interest Payment Date, provided that the first Interest Payment Calculation Period shall be from and including the Original Issue Date to but excluding the first Interest Payment Date.

If Compounded Daily SOFR:
Lookback Number:

Day Count Convention:

[ ] 30/360

[X] Actual/360

[ ] Actual/Actual

Business Day Convention:

[ ] Following

[X] Modified Following, adjusted

Business Days: New York and U.S. Government Securities Business Day

Redemption: Not Applicable

Redemption Date(s):

Notice of Redemption:

Repayment: Not Applicable

Optional Repayment Date(s):

Repayment Price:

Original Issue Discount: Yes (Short Term Note)

Specified Currency: U.S. dollars

Minimum Denomination/Minimum Incremental Denomination: $1,000 and $1,000 increments thereafter

If a Reopening Note, check [ ], and specify:

Initial Interest Accrual Date:

The Floating Rate Medium-Term Notes, Series B, due August 13, 2027 (the “Notes”) will be ready for delivery in book-entry form only through The Depository Trust Company, and its direct and indirect participants, including Euroclear Bank SA/NV and Clearstream Banking, S.A., on or about August 13, 2026.

ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms and subject to the conditions set forth in the Ninth Amended and Restated Distribution Agreement, dated January 22, 2024 (the “Distribution Agreement”), between TMCC and BofA Securities, Inc., Barclays Capital Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Mizuho, Morgan Stanley & Co. LLC, RBC Capital Markets, LLC, SG Americas Securities, LLC, TD Securities (USA) LLC and TFSS USA, TMCC is hereby offering $1,125,000,000 in principal amount of the Notes through TFSS USA, acting as agent (the “TFSS USA Notes”), at 99.850% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.150% of such principal amount. TFSS USA has agreed to use its reasonable efforts to solicit offers to purchase the TFSS USA Notes.

Under the terms and subject to the conditions set forth in the Distribution Agreement, Mizuho, acting as principal, has agreed to purchase and TMCC has agreed to sell to Mizuho $1,125,000,000 in principal amount of the Notes (the “Mizuho Notes”) at 99.970% of such principal amount, reflecting a discount or commission from the Issue Price equal to 0.030% of such principal amount. Under the terms and conditions set forth in the Distribution Agreement, Mizuho is committed to take and pay for all of the Mizuho Notes offered hereby, if any are taken.

LEGAL MATTERS

In the opinion of the Chief Legal & Compliance Officer of TMCC, when the Notes offered by this Pricing Supplement and related Prospectus have been executed and issued by TMCC and authenticated by the trustee pursuant to the Indenture, dated as of August 1, 1991, between TMCC and The Bank of New York Mellon Trust Company, N.A. (“BONY”), as trustee, as amended and supplemented by the First Supplemental Indenture, dated as of October 1, 1991, among TMCC, BONY and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company) (“DBTCA”), as trustee, the Second Supplemental Indenture, dated as of March 31, 2004, among TMCC, BONY and DBTCA, and the Third Supplemental Indenture, dated as of March 8, 2011, among TMCC, BONY and DBTCA (collectively, and as the same may be further amended, restated or supplemented, the “Indenture”), and delivered against payment as contemplated herein, such Notes will be legally valid and binding obligations of TMCC, enforceable against TMCC in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity. This opinion is given as of the date hereof and is limited to the present laws of the State of California and the State of New York. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and its authentication of the Notes and the enforceability of the Indenture with respect to the trustee and other matters, all as stated in the letter of such counsel dated July 31, 2026 and filed as Exhibit 5.1 to TMCC’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 31, 2026.